EXTENSION AND THIRD AMENDMENT TO LEASE

This Extension and Third Amendment to Lease (the “Amendment”) is made this 30 day of April, 2013, by and between Martens Properties L.L.L.P., a Maryland limited liability limited partnership (“Landlord”) and Vaccinogen LLC (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into a certain Lease, dated October 24, 2007, the Extension and First Amendment to Lease dated November 1, 2011 and that certain Second Amendment to Lease dated October 23, 2012, herein collectively referred to as “Lease”, pursuant to which Tenant leased four thousand and sixty four (4,064) square feet, known as Suite 406 (the “Leased Premises”), in the commercial office building known as Westview Office Court located at 5300 Westview Drive, Frederick, Maryland 21710 (the “Building”), and

WHEREAS, the term of the Lease will expire on April 30, 2013, and Landlord and Tenant desire to extend the term of the Lease and amend certain other terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   Extension of Lease Term. The term of the Lease is hereby extended for a period of six (6) months, commencing on May 1, 2013 (“Extension Commencement Date”) and expiring October 31, 2013 (“Lease Expiration Date”). This First Extension Term shall be upon all the same terms and conditions as set forth in the Lease with respect to the Initial Term thereof, except as modified herein. Tenant will be provided one (1) additional six (6) month extension period by providing Landlord with sixty days (60) prior written notice by September 1, 2013 (hereinafter referred to as “Second Extension Period”). In the Second Extension Period the last three (3) months of the term will be on a month-to-month basis with a termination option available to Tenant, provided Tenant notifies Landlord in writing of its intent to terminate, sixty (60) days prior to the termination date. Landlord shall have the right to terminate the lease and any extensions thereof at any time, by providing sixty (60) days prior written notice to Tenant. All provisions of the Lease shall govern during any extension period.

2.   Base Rent. As of the Extension Commencement Date, the Base Rent amount of Five Thousand Eighty Nine and 38/100 Dollars ($5,089.38) shall be paid in equal monthly installments.,

3.   Additional Rent. In addition to paying the Base Rent specified in Paragraph 2 above, Tenant shall remain obligated to pay to Landlord the amounts determined to be Tax Adjustment and Expense Adjustment (collectively called “Additional Rent”) upon the same terms and conditions as set forth in the Initial Lease.

4.   Brokers. Tenant represents and warrants to Landlord that Tenant has not dealt with any realtor, broker, agent, or finder in connection with this Amendment other than McShea and Company, Inc. (“Landlord’s Agent”). Tenant shall indemnify and hold Landlord harmless from and against any loss, claim, damage, expense or liability for any compensation, commission, or charges claimed by any other realtor, broker, agent, or finder claiming to have dealt with Tenant in connection with this Amendment.

5.   Reaffirmation of Terms. All other terms, covenants, and provisions of the Lease not expressly modified and amended hereby shall remain in full force and effect, and are hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have duly executed this Extension and Third Amendment to Lease on the day and year first written above.

WITNESS	TENANT VACCINOGEN INC.

/s/ Wilda M. Hankins	By:	/s/ Michael G. Hanna, Jr.

	Date:	12April2013

LANDLORD
WITNESS	MARTENS PROPERTIES L.L.L.P.

/s/ Virginia L. Martens	By:	/s/

	Date:	April 30, 2013